UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

February 20, 2006

Date of report (Date of earliest event reported)

Lehman Brothers Holdings Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-9466	13-3216325
(Commission File Number)	(IRS Employer Identification No.)

745 Seventh Avenue

New York, New York 10019

(Address of Principal Executive Offices) (Zip Code)

(212) 526-7000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On February 20, 2006, Lehman Brothers UK Capital Funding III LP, a U.K. limited partnership (the “Issuer”), entered into an agreement to issue on February 22, 2006 €500,000,000 Fixed/Floating Rate Enhanced Capital Advantaged Preferred Securities (the “Preferred Securities”), each with a liquidation preference of €50,000, comprising limited partnership interests in the Issuer. The general partner of the Issuer is a wholly-owned subsidiary of Lehman Brothers Holdings Inc. (the “Company”). Lehman Brothers Holdings plc, a U.K. corporation and wholly-owned subsidiary of the Company (the “Guarantor”), has provided a subordinated guarantee of all payments (other than on liquidation) that are due and payable by the Issuer in respect of the Preferred Securities. The Preferred Securities and the guarantee were issued and sold pursuant to Regulation S under the Securities Act of 1933, as amended, and were not offered or sold within the United States or to, or for the account or benefit of, U.S. persons.

Terms of the Preferred Securities

Holders of the Preferred Securities will be entitled to receive non-cumulative preferential cash distributions. Distributions will be payable annually in arrears on February 22 in each year from and including February 22, 2007 to and including February 22, 2011, and thereafter will be payable quarterly in arrears on February 22, May 22, August 22 and November 22 in each year, from and including May 22, 2011. Until February 22, 2011, distributions will accrue on the Preferred Securities at a rate of 3.875 percent per annum. For each subsequent distribution period, distributions will accrue on the Preferred Securities at a rate equal to the prevailing Reference Rate plus 1.60%. With respect to a relevant distribution period, “Reference Rate” means the rate for deposits in euro for a period of three months which appears on Bridge Telerate Page 248 (or such replacement page on that service which displays the information) as of 11.00 a.m., Brussels time (or such other time as may be customary for the daily reset of such rate) on the day that is two TARGET Business Days (a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (“TARGET”) System is open) prior to the first day of the relevant Distribution Period. The Issuer will also pay such additional amounts as may be necessary in order that the net payment received by each holder in respect of the Preferred Securities, after any U.K. withholding taxes, will equal the amount that would have been received in the absence of any such withholding, subject to customary exceptions. Notwithstanding the foregoing, the holders will not be entitled to receive any distributions if the general partner of the Issuer has published a No Payment Notice, in which case there will be no payment due under the Preferred Securities. The general partner has full discretion to publish the No Payment Notice with respect to any distribution at any time and for any reason.

The Preferred Securities will be redeemable, at the Issuer’s option, at their liquidation preference on the distribution payment date falling on February 22, 2011 or any distribution payment date thereafter. The Preferred Securities may also be redeemed if certain tax events occur or if the Preferred Securities do not qualify as regulatory capital upon either the Company or the Guarantor becoming subject to supervision by a relevant authority, pursuant to relevant regulations. Any redemption of the Preferred Securities is subject to the consent of the relevant regulatory authority.

Trigger Event and Substituted Preferred Stock

If a Trigger Event occurs and is continuing, then, provided that any relevant regulatory authority has not objected, the general partner of the Issuer shall take all reasonable steps to cause the substitution of the Preferred Securities for depositary shares representing preferred stock of the Company. A “Trigger Event” will occur (i) if the Company is placed into bankruptcy, reorganization, conservatorship or receivership, (ii) if following any time when the Company becomes subject to regulation relating to capital adequacy of financial institutions, the Company has capital adequacy levels that are less than the minimum capital adequacy levels imposed by the relevant regulatory authority or (iii) if, following any time when the Company becomes subject to such regulation, the relevant regulatory authority, in its sole discretion, informs the Company that it will not meet its minimum capital requirement in the near term.

The preferred stock of the Company that would be issued in substitution for the Preferred Securities upon a Trigger Event would be fully-paid non-cumulative preferred stock bearing a right to dividends calculated in the same manner as the Preferred Securities, having no voting rights (except as required by law) and being subject to optional redemption in the same manner as the Preferred Securities.

Item 3.03.	Material Modifications to Rights of Security Holders.

The Company has undertaken that, in the event that any distribution on the Preferred Securities is not paid in full, it will not:

(a)	declare or pay any dividend on its shares of common stock; or
(b)	repurchase or redeem any of its non-cumulative preferred stock or common stock at its option,

until the earlier of (i) such time as distributions on the Preferred Securities have been paid in full for one year and (ii) such time as an amount out of the proceeds of an issue and sale of preferred stock and/or common stock of the Company equal to the amount of distributions not paid on the Preferred Securities is paid to the holders of the Preferred Securities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LEHMAN BROTHERS HOLDINGS INC.

Date: February 24, 2006	By:	/s/ James J. Killerlane III
James J. Killerlane III
Vice President